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                    January 25, 2021

       Thomas McHugh
       Senior Vice President and Chief Financial Officer
       AVADEL PHARMACEUTICALS PLC
       10 Earlsfort Terrace
       Dublin 2, Ireland
       D02 T380

                                                        Re: AVADEL
PHARMACEUTICALS PLC
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            Form 10-Q for the
Period Ended June 30, 2020
                                                            Filed August 10,
2020
                                                            File No. 001-37977

       Dear Mr. McHugh:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences